MANAGEMENT’S DISCUSSION AND ANALYSIS

This document was prepared on April 25, 2005 and should be read in conjunction with the March 31, 2005 financial statements of the Company. All amounts are in Canadian funds.

OVERVIEW

Stellar Pharmaceuticals Inc. (formerly Stellar International Inc. “Stellar” or the “Company”), founded in 1994, is a Canadian pharmaceutical company involved in the development and commercialization of high quality, polysaccharide-based therapeutic products used in the treatment of osteoarthritis and certain types of cystitis. Stellar also markets a test kit that confirms the existence of bladder lining defects in interstitial cystitis (“IC”) (an inflammatory disease of the urinary bladder wall) patients and identifies those patients who should respond positively to the Company’s proprietary therapeutic product. Stellar’s product development strategy focuses on seeking novel applications for its product technologies in markets where its products demonstrate true cost effective therapeutic advantages. Stellar is also building revenues through in-licensing products for Canada that are focused on similar niche markets and out-licensing to international markets.

Stellar has developed and is marketing three products in Canada based on its core polysaccharide technology:

(i) NeoVisc®, for the treatment of osteoarthritis;
(ii) Uracyst®; for the treatment of IC, and;
(iii) Uracyst® Test Kit, Stellar’s patented technology for the diagnosis of IC.

Stellar also has acquired the exclusive Canadian marketing and distribution rights for:

(i) Millenium Biologix Inc.‘s Skelite™, a proprietary synthetic bone grafting product; and
(ii) Matritech’s, NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

Stellar began selling Skelite to the Canadian market in February 2004 and BladderChek in Canada, in October 2004. Both of these products have impacted sales in 2005 and will play a larger part in the sales mix going forward.

Effective December 2001, Stellar entered into a strategic licensing agreement with G. Pohl-Boskamp GmbH & Co. (“Pohl-Boskamp”) for the sale of Uracyst products in Europe. In December of 2003, Pohl-Boskamp received approval to begin selling Uracyst in Europe. Stellar is pleased to report that Pohl-Boskamp continues to make excellent progress in the European markets in which it currently sells Uracyst (Germany, Netherlands, Austria and Scandinavian countries).

In June of 2003, Stellar entered into distribution agreements with CMI Canada Medical Inc. and BurnsAdler Pharmaceuticals to sell Stellar’s products in the Middle East, Latin America and the Caribbean.

In March 2004, Supply and License Agreements were signed with Leitner Pharmaceuticals, LLC (formerly SJ Pharmaceuticals, Inc.) of Bristol, Tennessee for NeoVisc and Uracyst in the United States markets. These Agreements will provide Stellar with additional milestone payments and an ongoing royalty stream from future sales of these products in the United States. Leitner Pharmaceuticals, LLC., will be responsible for conducting clinical trials and obtaining regulatory approvals for the products in the United States.

On June 30, 2004 Stellar entered into a NeoVisc licensing agreement with Triptibumis Sdn. Bhd. for Malaysia, Singapore and Brunei. The first shipment to this market was initiated in October 2004. Although a smaller market, this agreement adds to Stellar’s global expansion.

An additional licensing agreement was signed with Pharmore GmbH on August 17, 2004 for NeoVisc in the German market. This agreement is Stellar’s first, in the large European viscosupplement market, which will lead to NeoVisc receiving its CE mark, opening the door for further opportunities in other European countries.

Stellar markets its products in Canada through its own direct sales force of commissioned and salaried sales people. The Company’s focus on product development continues to be both in-licensing and out-licensing for immediate impact on the revenue stream allowing Stellar to fund its own in-house product development for future growth and stability.

FIRST QUARTER 2005 HIGHLIGHTS

Due to the markets in which Stellar competes, the first quarter sales period is generally the lowest revenue quarter of the year, accounting for less than 20% of yearly sales. We are pleased to report, however, that Stellar’s first quarter recurring revenues are up by 44.7% (recurring revenues do not include one time licensing fees) over the same period in 2004 Included in this figure are royalty revenues from Pohl Boskamp of $65,843 as compared to $3,990 in 2004. The remaining increase was for products being sold in the Canadian market. Furthermore, management believes that the first quarter of 2005 will remain the lowest revenue quarter of the year.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2005

Revenue from product sales in Canada, for this quarter, increased by 27.2% to $344,765 from $271,022, in the same period during 2004. This growth was driven by the increased demand for NeoVisc, the sales of which were up 29.5% over the same quarter in 2004. NeoVisc growth is expected to remain strong given the continuing concerns around the prescription Cox 2 inhibitors. Stellar launched the sale of the NPM22 BladderChek product in late October 2004. Management has been pleased with this product’s sales growth to date as more and more urologists in key centres have started to use this test. In the February 2005 Journal of the American Medical Association (JAMA) published a clinical trial, which concluded that NMP22 BladderChek vastly outperforms cytology, the current adjunctive test for bladder cancer. The impact of this clinical trial is expected to enhance the adoption curve of NMP22 BladderChek for the Canadian market in the months ahead.

Skelite sales remain flat as the formulary process in larger institutions continues to impact its growth. The lack of larger, peer-reviewed clinical data has continued to present a challenge. Uracyst sales declined by 6.8%, impacted, in part to the recruitment for an upcoming clinical trial. Stronger growth is expected in the coming months.

Combined revenues for Canada and international markets increased 23.7% compared to the same quarter in 2004. In 2004, total revenues for the quarter included licensing fee revenues of $267,220 related to a milestone payment from the Uracyst and NeoVisc agreements with Leitner Pharmaceuticals LLC. As this was a one-time payment, it was not included in the above comparison.

Stellar’s operating loss for the first quarter was $507,975 as compared to $35,268 in 2004. As stated earlier, the first quarter of 2004 included a $267,220 licensing fee. There was no such licensing fee for 2005.

Contributing to increased costs are: R&D expenses of $10,000 for a Uracyst trial due to start in May 2005; additions to personnel resulting in an increased wage and benefits expense of $82,670 for two (2) sales representatives and two (2) internal staff; as well as, new directors’ fees of $16,333.

Cost of Sales

Cost of sales for the first quarter of 2005 were $94,033 or 26.2% of product sales compared to $50,549 or 17.4% of product sales in 2004. While the move of our manufacturing facilities together with certain transitional costs associated with the move have contributed to an increase in cost of goods sold, the Company does not expect this increase to be ongoing and foresees cost-saving benefits from its new manufacturing processes later in 2005.

Research and Development

Stellar continues to invest in research, which is essential to advancing the use of its products in Canada and in international markets. In the first quarter of 2005, the Company incurred $205,044 in research costs, compared to $85,963 in 2004. The Company has recorded these expenses to research and development. Research and development tax credits for 2002 of $11,812 were approved and have been recorded in 2005 as a credit to the research and development expense.

In the first quarter of 2005, Stellar began the process of implementing an open-label, community-based, clinical trial for Uracyst, which will assist Stellar in demonstrating the effectiveness of Uracyst to physicians in the treatment of GAG deficient cystitis, such as interstitial cystitis. To date, Stellar has spent $10,000 in developing this trial, which is being conducted by Queen’s University with Dr. J. Curtis Nickel acting as the principal investigator.

Business Development

Progress continues to be made as Stellar focuses on a number of business development activities associated with out-licensing Stellar’s current products in other international markets, in-licensing products for the Canadian market and developing additional products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the quarter ended March 31, 2005 were $613,004 compared to $440,651 for the same period in 2004. This increase includes the cost of $53,085 related to non-cash expenses for Common Shares options issued to consultants. In addition, the Company had non-recurring costs of $3,880 related to licensing agreements. During this quarter, the Company remunerated members of the board of directors, a total of $16,333. These expenses did not occur in the same period in 2004.

The Company’s ongoing commitment to increase sales and marketing activity in order to improve in-market sales has resulted in direct selling costs increasing by $35,730 over the same period in 2004, which includes costs for increased market sales development and the addition of two (2) sales representatives in the Canadian market. These costs have all been expensed to selling, general and administrative.

These expenditures were vital for the Company’s growth and will aid Stellar considerably in attaining its long-term goals. In addition, there have been increased costs associated with investor relations activities with $33,352 being expensed in 2005, in comparison to $14,968 in 2004, for a total increase of $18,384.

Format changes to Stellar’s Uracyst and NeoVisc products required revisions to the existing marketing and sales material, which added non-recurring costs of $19,198 to the selling, general and administrative expenses.

INTEREST INCOME AND GAIN ON INVESTMENTS

Interest revenue during the first quarter was $53,320 (2004-$1,561). These amounts include the investment of dividends and interest received on a short-term loan. Funds will be maintained in liquid investments.

LIQUIDITY AND CAPITAL RESOURCES

Cash, cash equivalents and short-term investments totaled $2,882,069 at March 31, 2005, as compared with $3,172,870 at December 31, 2004. During 2005, the Company received aggregate exercise proceeds of $118,968 for 324,890 Common Shares issued upon exercise of options.

At March 31, 2005, the Company did not have any outstanding indebtedness for borrowed money.

The Company entered into an agreement to acquire land and a building for $450,000, and the purchase was financed from its available cash resources. The Company moved into the upper office area of the building on October 22, 2004. Renovations to the building have totaled $131,037. The packaging plant area of the building should be operational by middle 2005.

While the Company has generated royalty revenue and revenue from the distribution of pharmaceutical products in Canada, this revenue has been insufficient to fund the Company’s research, development and marketing activities. The Company continued to incur losses in the first quarter of 2005 and drew from its holdings of cash, cash equivalents and short-term investments; however, the Company expects to reach a profitable status in 2005, thereby funding its future growth form the sale of its products, from milestone payments and from the royalty income resulting from out-licensing agreements for at least the next 24 months.

The Company may seek additional funding, primarily by way of one or more equity offerings, to carry out its business plan and to minimize risks to its operations. The market for equity financing for companies such as Stellar is challenging and there can be no assurance that additional funding will become available by way of equity financing. Any additional equity financing may result in significant dilution to the existing shareholders at the time of such financing. The Company may also seek additional funding from other sources, including technology licensing, co-development collaborations, and other strategic alliances. Such funding, if obtained, may reduce the Company’s interest in its projects or products. Regardless, there can be no assurance that any alternative sources of funding will be available.

OFF-BALANCE SHEET ARRANGEMENTS

The Company, as part of its ongoing business, does not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPE), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of March 31, 2005, the Company was not involved in any material unconsolidated SPE transactions.

RELATED PARTY TRANSACTIONS

The Company entered a business consulting agreement in December 2001 with an individual who subsequently became a director in which consideration in the form of an option to purchase 60,000 Common Shares on February 5, 2002, for services provided in initiating and signing of the European License. Such option provides for an exercise price of $0.23 per share and an expiry date of February 5, 2005. All of these options were exercised in 2004.

The Company entered a fiscal advisory and consulting agreement on December 10, 2004, with LMT Financial Inc. (“LMT”) (a company owned by a director) for services to be provided in 2005. Compensation under the agreement is $6,000 per month to be paid in cash.

CAPTIAL STOCK

During the quarter, the Company issued for cash 324,890 Common Shares to employees, directors, and consultants, who exercised stock options, with an average price per share of $0.37. The total number of options outstanding as of April 25, 2005 was 1,635,110.

SIGNIFICANT CUSTOMERS

During the quarter, the Company had one significant customer, a national wholesaler, which represented 31.0% of sales, in comparison to 41.8% in the same period for 2004.

OUTLOOK

As at April 25, 2005, the Company had working capital of $2,826,864. In preparation for the NeoVisc clinical trial, the Company is carrying higher than normal items in its prepaid expenses compared to the same period for 2005. Management remains confident that current working capital will be sufficient to finance operations for the next 24 months.

As discussed above under “Liquidity and Capital Resources,” the Company may seek additional funding, primarily by way of one or more equity offerings, to carry out its business plan and to minimize risks to its operations. The Company may also seek additional funding from other sources, including technology licensing, co-development collaborations, and other strategic alliances, which, if obtained, may reduce the Company’s interest in its projects or products. There can be no assurance, however, that any alternative sources of funding will be available.

Stellar is debt free and management feels certain that it can continue to fund its ongoing operations from several sources, including the sale of its products, milestone payments and royalty income resulting from out-licensing agreements for at least the next 24 months.

With first quarter revenues from ongoing sources up by 44.7% over the same period in 2004, management looks forward to continued growth in revenues in the following quarters.

FORWARD-LOOKING STATEMENTS

Readers are cautioned that actual results may differ materially from the results projected in any “forward-looking” statements included in the foregoing report, which involve a number of risks or uncertainties. Forward-looking statements are statements that are not historical facts, and include statements regarding the Company’s planned research and development programs, anticipated future losses, revenues and market shares, planned clinical trials, expected future expenditures, the Company’s intention to raise new financing, sufficiency of working capital for continued operations, and other statements regarding anticipated future events and the Company’s anticipated future performance. Forward-looking statements generally can be identified by the words “expected”, “intends”, “anticipates”, “feels”, “continues”, “planned”, “plans”, “potential”, “with a view to”, and similar expressions or variations thereon, or that events or conditions “will”, “may”, “could” or “should” occur, or comparable terminology referring to future events or results.

The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those listed under “Risks and Uncertainties”, any of which could cause actual results to vary materially from current results or the Company’s anticipated future results. The Company assumes no responsibility to update the information contained herein.

RISKS AND UNCERTAINTIES

Stellar is subject to risks, events and uncertainties, or “risk factors”, associated with being both a publicly-traded company operating in the biopharmaceutical industry, and as an enterprise with several projects in the research and development stage. Such risk factors could cause reported financial information to not necessarily indicate future operating results or future financial position. The Company cannot predict all of the risk factors nor can it assess the impact, if any, of such risk factors on the Company’s business, or the extent to which any factor, or combination of factors, may cause future results or financial position to differ materially from those reported or those projected in any forward-looking statements. Accordingly, reported financial information and forward-looking statements should not be relied upon as a prediction of future actual results.

Some of the risks and uncertainties affecting the Company, its business, operations and results include, but are not limited to: the Company’s dependence on a few customers and a few suppliers, the loss of any of which would negatively impact the Company’s operations; the need to develop and commercialize new products which will require further time-consuming and costly research and development, the success of which cannot be assured; the Company’s dependency on third parties for manufacturing, materials and for research, development and commercialization assistance and support; the Company’s dependency on assurances from third parties regarding licensing of proprietary technology owned by others; government regulation and the need for regulatory approvals for both the development and commercialization of products, which are not assured; uncertainty that the Company’s products will be accepted in the marketplace; rapid technological change and competition from pharmaceutical companies, biotechnology companies and universities, which may make the Company’s technology or products obsolete or uncompetitive; the need to attract and retain skilled employees; risks associated with claims of infringement of intellectual property and of proprietary rights; risks inherent in manufacturing (including upscaling) and marketing; product liability and insurance risks; risks associated with clinical trials, including the possibility that trials may be terminated early, delayed or unsuccessful; exchange rate fluctuations; political, economic and environmental risks; the need for performance by buyers and suppliers of products; the Company’s dependency on performance by its licensees regarding the sale of our licensed-out products, NeoVisc and Uracyst; and the risk of unanticipated expenses or unanticipated reductions in revenue, or both, any of which could cause the Company to reduce, delay or divest one or more of its research, development or marketing programs.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEC at www.sec.gov or visit Stellar’s website at www.stellarint.com.